EXHIBIT 99.1


PRESS RELEASE
JULY 3, 1997
CONTACT:  JOHN H. BULLION                     MAURICE R. TAYLOR, II OR
          ORPHAN MEDICAL, INC.                NORMAN A. COCKE
          (612) 513-6900                      CHRONIMED INC.
                                              (612) 541-0239

FOR IMMEDIATE RELEASE

         ORPHAN MEDICAL AND CHRONIMED TERMINATE DISTRIBUTION AGREEMENT;
            CHRONIMED TO RECEIVE COMPENSATION VALUED AT $2.5 MILLION

MINNEAPOLIS, July 3, 1997 -- Orphan Medical, Inc. (Nasdaq: ORPH) and Chronimed Inc. (Nasdaq: CHMD) today announced the termination of an agreement under which Chronimed had exclusive rights to market and distribute certain Orphan Medical products.

         According to John H. Bullion, Orphan Medical chief executive officer, "We have reached this agreement because it has become apparent to both parties that the majority of Orphan Medical's products require distribution to markets beyond the direct-to-patient distribution channel, which is Chronimed's forte. Termination of this agreement allows Orphan Medical to take full control over its product portfolio and gain access to other important distribution channels. One exception is Cystadane(R), betaine anhydrous for oral solution, which Chronimed will continue to distribute directly to patients. Chronimed may be considered in the future for distribution of products that particularly fit its competencies."

         The termination agreement calls for Orphan Medical to pay cash, make royalty payments and issue common stock to Chronimed with an aggregate value of $2.5 million over an estimated 12-to-24 month period. Orphan Medical estimates that it will take a charge to earnings of at least $2.1 million in its second quarter ended June 30, 1997, as a result of the transaction.

         The distribution agreement had been in effect since Orphan Medical's July 1994 spin-off from Chronimed and gave Chronimed exclusive domestic marketing and distribution rights to the products transferred by Chronimed to Orphan Medical at the time of the spin-off.

         Orphan Medical, Inc. is dedicated to patients with inadequately treated or uncommon diseases. The company acquires, develops and markets products of high medical value to well-defined patient populations treated by health care specialists.

         Chronimed Inc. is a health care company specializing in the unique needs of patients with chronic diseases. The company develops, markets and distributes pharmaceuticals, general medical products, and patient educational materials directly to the individuals and to the patients of managed care and case management companies nationwide, along with institutions that serve these patients.

                                      # # #